UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 28, 2016

Roomlinx, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-26213	83-0401552
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Continental Plaza - 6th Floor
433 Hackensack Avenue
Hackensack, New Jersey 07601
                                            (201) 968-9797
(Address of Principal Executive Offices)  (Zip Code)

                                      (201) 968-9797
(Registrant's Telephone Number, Including Area Code)

                                                  N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02     Unregistered Sale of Equity Securities

RoomLinx, Inc. (the “Company”) completed the initial closing of $550,000 of Series B Convertible Preferred Stock (“Preferred Stock”) on February 2, 2016.  The offering (the “Offering”) is being made on a “best efforts $1,800,000 minimum, $2,000,000 maximum basis.”  Provided $400,000 was received in escrow and the Company had commitments for an aggregate of $1,800,000 the Company was authorized to complete the initial closing.

Each unit priced at $100,000 consists of 100,000 shares of Series B Preferred Stock (the “Preferred Stock”) at $1.00 per share (the “Units”).  The offering to investors is of shares of Preferred Stock of the Company for a maximum aggregate amount of $2,000,000.  The holders of the Preferred Stock will be entitled to dividends of ten (10%) percent per annum until such time as the Company’s securities are up-listed (the “Exchange Listing”) to a national securities exchange (“NSE”).  The Preferred Stock is convertible into the Company’s common stock at $0.28 per share equal to a twenty (20%) percent discount to the then current market price of $0.34 per share.  Upon an Exchange Listing, the Preferred Stock will automatically convert into common stock at the stated conversion price.  The Company will also have the option to pay accrued interest to the date of conversion in cash or convert it into shares of common stock at the opening price of the common stock on the NSE.

The investors in the Offering will receive five-year warrants exercisable at $0.40 per share to purchase three shares of the common stock of the Company for each one dollar invested or an aggregate of 6,000,000 warrants if all 2,000,000 of preferred stock are sold.

There ae no placement agents or underwriters involved in the offering to existing shareholders of the Company and no sales commissions or other compensation was paid.  Exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) was claimed pursuant to Section 4(a)(2) of the Securities Act, and Rule 901 of Regulation S promulgated under the Securities Act, as the sales were made to non-U.S. persons as defined in Rule 902 of Regulation S.

This report does not constitute an offer of securities for sale.  No offer to purchase the securities can be made and accepted except as provided in the Memorandum and Subscription Agreement.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Payments of Certain Officers

In order to focus on capital requirements, public markets, investor & public relations, and M&A opportunities, effective January 4, 2016, Aaron Dobrinsky, Chief Executive Officer, has handed all of his day to day executive positions at the Company and its subsidiaries to existing members of the management team. With his focus as described above to help build shareholder value, Mr. Dobrinsky has assumed the role of Chairman of the Board.

Effective January 29, 2016, Steven Vella, Chief Financial Officer, has resigned and will no longer be an officer of the Company.  In order to further reduce expenses, his duties will be taken up by existing members of the financial team.

Item 8.01     Other Events

Default of SignalShare debt

On January 28, 2016, NFS Leasing, Inc. (“NFS”) filed suit against SignalShare, LLC and Signal Point Holdings Corp. (“SPHC”), wholly-owned subsidiaries of the Company, for nonpayment of amounts due under certain agreements with NFS and two employees of SignalShare, LLC.  NFS seeks $7,828,597.61, plus interest and attorney’s fees from SignalShare, LLC and seeks enforcement of certain guarantees of the debt by Signal Point Holdings Corp. (“SPHC”) (as hereinafter modified) and named officers of SignalShare, LLC.  In July 2015, SignalShare LLC converted certain equipment leases from NFS into a secured Term Loan.  The Note evidencing the loans is secured by a subordinated security interests in the assets of SignalShare and SPHC and is guaranteed by SPHC.  Pursuant to an Intercreditor, Modification and Settlement Agreement, dated as of November 13, 2015, by and among NFS, SPHC, SignalShare LLC and the Company’s senior lenders, such intercreditor agreement excluded any security interest in the parent company RoomLinx, Inc. or of the subsidiaries of SPHC, which are SignalShare Software Development Corp., Signal Point Telecommunications Corp., Signal Point Corp., and SignalShare Infrastructure, Inc.  Thus, NFS’s suit and claims reside solely in SignalShare LLC and SPHC, but none of the assets (other than SignalShare LLC) of SPHC. The case was filed in the U.S. District Court for the District of Massachusetts (Civ Action No. 16-10130).  As of this date, the defendants have not been served with the complaint.  The SignalShare LLC and SPHC intend to vigorously defend the matter.

Item 9.01     Financial Statements and Exhibits

Exhibit No.	Description

3.1	Certificate of Designation of the Rights, Preferences, Privileges and Restrictions of Series B Convertible Preferred Stock*

4.1	Form of Common Stock Investor Warrant*

*To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2016	ROOMLINX, INC.

By: /s/ Aaron Dobrinsky
Name: Aaron Dobrinsky
Title: Chief Executive Officer